As filed with the Securities and Exchange Commission on February 14, 2018

Registration No. 333-______________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ITUS Corporation

(Exact name of registrant as specified in charter)

Delaware	11-2622630
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

3150 Almaden Expressway, Suite 250 San Jose, CA	95118
(Address of Principal Executive Offices)	(Zip Code)

2010 Share Incentive Plan Non-Plan Time Based Stock Option Agreements Non-Plan Performance Based Stock Option Agreements
(Full Title of the Plan)

Dr. Amit Kumar

President and Chief Executive Officer

ITUS Corporation

3150 Almaden Expressway, Suite 250

San Jose, California 95118

(Name and Address of Agent For Service)

(408) 708-9808

Telephone Number, Including Area Code of Agent For Service.

Copy to:

Barry I. Grossman, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Telephone: (212) 370-1300

Facsimile: (212) 370-7889

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer,  a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.01 par value per share, issuable pursuant to the 2010 Share Incentive Plan	1,205,199 (3)	$2.83	$3,410,713.17	$424.63
Common Stock, $0.01 par value per share, issued or issuable pursuant to (i) the 2010 Share Incentive Plan, (ii) (ii) Non-Plan Time Based Stock Option Agreements and (iii) Non-Plan Performance Based Stock Option Agreements	4,349,399	Not applicable (4)	Not applicable (4)	Not applicable (4)
Total	-	-	$3,410,713.17	$424.63

(1)                 Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) filed by ITUS Corporation, a Delaware corporation (the “Registrant”, “Company”, “us”, “our” or “we”), shall also cover additional shares of common stock which may become issuable by reason of any stock split, stock dividend, recapitalization or other similar transactions effected without consideration which results in an increase in the number of the Registrant’s shares of outstanding common stock. Also pursuant to Rule 416 under the Securities Act, this Registration Statement covers an indeterminate amount of interests to be offered or sold pursuant to the 2010 Share Incentive Plan, as amended (the “2010 Plan”). In addition, this Registration Statement covers the resale by certain Selling Stockholders named in the prospectus included in and filed with this Form S-8 of certain of the shares of Registrant’s common stock subject to this Registration Statement, for which no additional registration fee is required pursuant to Rule 457(h)(3).

(2)                 Estimated pursuant to Rule 457(c) under the Securities Act solely for the purposes of calculating the amount of the registration fee based on the average of the high and low prices reported in the consolidated reporting system within 5 business days prior to the date of filing the Registration Statement.

(3)                 Shares of common stock represents an automatic increase to the number of shares available for issuance on January 2, 2017 (438,045 shares) and January 2, 2018 (767,154 shares) pursuant to an “evergreen” provision under the 2010 Plan.

(4)                 Pursuant to Rule 429 under the Securities Act, this Registration Statement is deemed to be a post-effective amendment to (A) the Registrant’s Registration Statement on Form S-8 (File No. 333-202473) filed on March 3, 2015, for which the Registrant paid a registration fee of $411.04 to register 1,489,399 shares of common stock for issuance under the 2010 Share Incentive Plan, Time Based Stock Option Agreements with Kent B. Williams, Lewis H. Titterton, Jr. and Bruce F. Johnson; (B) the Registrant’s Registration Statement on Form S-8 (File No. 333-184410) filed on October 12, 2012, for which the Registrant paid a registration fee of $1,942.34 to register 1,780,000 shares of common stock for issuance under the 2010 Share Incentive Plan, Time Based Stock Option Agreements with Robert A. Berman, John Roop, Dr. Amit Kumar, Lewis H. Titterton Jr. and Kent B. Williams and Performance Based Stock Option Agreements with Robert A. Berman, John Roop and Dr. Amit Kumar; (C) the Registrant’s Registration Statement on Form S-8 (File No. 333-175392) filed on July 7, 2011, for which the Registrant paid a registration fee of $501.55 to register 480,000 shares of common stock for issuance under the 2010 Share Incentive Plan; and (D) the Registrant’s Registration Statement on Form S-8 (File No. 333-168223) filed on July 20, 2010, for which the Registrant paid a registration fee of $283.42 to register 600,000  shares of common stock for issuance under the 2010 Share Incentive Plan.

Explanatory Note

This Registration Statement is being filed by the Registrant relating to an additional 1,205,199 shares of our common stock which may be offered and sold pursuant to our 2010 Plan.

This Registration Statement includes, pursuant to General Instruction E to Form S-8 and Rule 429 of the Securities Act, a re-offer prospectus in Part I (the “Reoffer Prospectus”). The Reoffer Prospectus may be utilized for reofferings and resales by certain executive officers and directors listed in the Reoffer Prospectus who may be deemed “affiliates” of the Company on a continuous or a delayed basis in the future of up to 1,908,400 shares of Common Stock. These shares constitute “control securities” or “restricted securities” which have been issued prior to or issuable after the filing of this Registration Statement. The Reoffer Prospectus does not contain all of the information included in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement, as permitted by the rules and regulations of the SEC.  Statements contained in this Reoffer Prospectus as to the contents of any agreement, instrument or other document referred to are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the Registration Statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITUS Corporation, a Delaware corporation (the “Company”, “us”, “our” or “we”), has prepared this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register 1,205,199 shares of our common stock, par value $0.01 per share (the “Common Stock”) issuable pursuant to the 2010 Share Incentive Plan, as amended (the “2010 Plan”) and to file a prospectus, prepared in accordance with the requirements of Part I of Form S-3 and, pursuant to General Instruction C of Form S-8, to be used for reoffers and resales of Common Stock acquired by persons to be named therein upon the exercise of options granted under the 2010 Plan, certain Non-Plan Time Based Stock Option Agreements and certain Non-Plan Performance Based Stock Option Agreements.

Pursuant to the Note to Part I on Form S-8, the documents containing the information specified in Part I of this Registration Statement will be sent or given to plan participants as specified by Rule 428(b)(1) of the Securities Act.  Such documents are not required to be filed, and are not filed, with the United States Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

REOFFER PROSPECTUS

ITUS Corporation

Up to 1,908,400 shares of Common Stock under the ITUS Corporation 2010 Share Incentive Plan, as amended, certain Non-Plan Time Based Stock Option Agreements and certain Non-Plan Performance Based Stock Option Agreements

This prospectus relates to the resale of up to 1,908,400 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of ITUS Corporation, a Delaware corporation (the “Company”, “us”, “our” or “we”), which may be offered and sold from time to time by certain stockholders of the Company (the “Selling Stockholders”) who have acquired or will acquire such Shares in connection with the exercise of stock options granted, and with stock or other awards made, under, the Company’s 2010 Share Incentive Plan, as amended (the “2010 Plan”), as well as certain Non-Plan Time Based Stock Option Agreements between the Company and certain Selling Stockholders (each a “Time Based Stock Option Agreement”) and certain Non-Plan Performance Based Stock Option Agreements between the Company and certain Selling Stockholders (each a “Performance Based Stock Option Agreement” and together with each of the Time Based Option Agreements, the “Option Agreements”).  The 2010 Plan and the Option Agreements are intended to provide incentives which will attract, retain, and motivate highly competent persons such as officers, employees, directors, and consultants to our Company by providing them opportunities to acquire shares of our Common Stock.  Additionally, the 2010 Plan and the Option Agreements are intended to assist in further aligning the interests of our officers, employees, directors and consultants to those of the Company’s other stockholders.

The persons who are issued such Shares may include our directors, officers, key employees and consultants, certain of whom may be considered our “affiliates”.  Such persons may, but are not required to, sell the Shares they acquire pursuant to this prospectus.  If any additional awards are issued to affiliates under the 2010 Plan, we will file with the Securities and Exchange Commission (the “Commission”) an update to this prospectus naming such person as a selling shareholder and indicating the number of shares such person is offering pursuant to the prospectus.  See “Selling Stockholders” on page 26 of this prospectus.  Our Common Stock is listed on The NASDAQ Capital Market under the symbol “ITUS.”  On February 13, 2018, the closing price of the Common Stock on The NASDAQ Capital Market was $3.28 per share.

We will not receive any of the proceeds from sales of the Shares by any of the Selling Stockholders. The Shares may be offered from time to time by any or all of the Selling Stockholders through ordinary brokerage transactions, in negotiated transactions or in other transactions, at such prices as such Selling Stockholder may determine, which may relate to market prices prevailing at the time of sale or be a negotiated price. See “Plan of Distribution.” Sales may be made through brokers or to dealers, who are expected to receive customary commissions or discounts.  We are paying all expenses of registration incurred in connection with this offering but the Selling Stockholders will pay all brokerage commissions and other selling expenses.

The Selling Stockholders and participating brokers and dealers may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any profit on the sale of shares of those Selling Stockholders and any commissions or discounts received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act.

SEE “RISK FACTORS” BEGINNING ON PAGE 17 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN RISKS AND OTHER FACTORS THAT YOU SHOULD CONSIDER BEFORE PURCHASING OUR COMMON STOCK.

Neither the Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is February 14, 2018.

You should rely only on the information contained in or incorporated by reference into this prospectus or any prospectus supplement. We have not authorized any person to give any information or to make any representations other than those contained or incorporated by reference in this prospectus, and, if given or made, you must not rely upon such information or representations as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than our shares of common stock described in this prospectus or an offer to sell or the solicitation to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should not assume that the information we have included in this prospectus is accurate as of any date other than the date of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus or of any securities registered hereunder

WHERE YOU CAN FIND MORE INFORMATION

The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the Commission. You can read and copy the reports, proxy statements and other information filed by the Company with the Commission at the Public Reference Room of the Commission at 100 F Street, N.E., Washington, D.C. 20549.  Information regarding the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. Additionally, we are required to file electronic versions of those materials with the Commission through the Commission’s EDGAR system.  The Commission maintains an Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

This prospectus constitutes part of a Registration Statement on Form S-8 filed on the date hereof (herein, together with all amendments and exhibits, referred to as the “Registration Statement”) by the Company with the Commission under the Securities Act. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which we have omitted, in accordance with the rules and regulations of the Commission. You should refer to the full Registration Statement for further information with respect to the Company and our Common Stock.

Statements contained herein concerning the provisions of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement together with exhibits may be inspected at the offices of the Commission as indicated above without charge and copies thereof may be obtained therefrom upon payment of a prescribed fee.

No person is authorized to give any information or to make any representations, other than those contained in this prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Selling Stockholder. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereto.

Incorporation of Certain Documents By Reference

We are “incorporating by reference” in this prospectus certain documents we file with the Commission, which means that we can disclose important information to you by referring you to those documents.  The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the Commission and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.  We have filed or may file the following documents with the Commission and they are incorporated herein by reference as of their respective dates of filing.

(i)     our Annual Report on Form 10-K for the fiscal year ended October 31, 2017;

(ii)   our Current Reports on Form 8-K dated November 17, 2017, November 17, 2017, November 22, 2017, December 12, 2017 and January 23, 2018;

(iii) our Definitive Proxy Statements on Schedule 14A filed on August 8, 2017 and February 12, 2018; and

(iv) the description of our Common Stock contained in our Current Report on Form 8-K filed on March 31, 2014 and as it may further be amended from time to time.

All documents that we filed with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this prospectus that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. None of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K or any corresponding information, either furnished under Item 9.01 or included as an exhibit therein, that we may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this prospectus, except as otherwise expressly set forth in the relevant document. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

You may requests, orally or in writing, a copy of these documents, which will be provided to you at no cost (other than exhibits, unless such exhibits are specifically incorporate by reference), by contacting Dr. Amit Kumar, c/o ITUS Corporation, at 3150 Almaden Expressway, Suite 250, San Jose, CA 95118. Our telephone number is (408) 708-9808. Information about us is also available at our website at http://www.ITUScorp.com. However, the information in our website is not a part of this prospectus and is not incorporated by reference.

NOTE ON FORWARD LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein may contain forward looking statements that involve risks and uncertainties.  All statements other than statements of historical fact contained in this prospectus and the documents incorporated by reference herein, including statements regarding future events, our future financial performance, business strategy, and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus and the documents incorporated by reference herein, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Moreover, we operate in a highly regulated, very competitive, and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long term business operations, and financial needs. These forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those reflected in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this prospectus, and in particular, the risks discussed below and under the heading “Risk Factors” and those discussed in other documents we file with the Commission. The following discussion should be read in conjunction with the consolidated financial statements for the fiscal years ended October 31, 2017 and 2016 and notes incorporated by reference herein. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statement.

      You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this prospectus to conform our statements to actual results or changed expectations.

     Any forward-looking statement you read in this prospectus or any document incorporated by reference reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, operating results, growth strategy and liquidity. You should not place undue reliance on these forward-looking statements because such statements speak only as to the date when made. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future, except as otherwise required by applicable law. You are advised, however, to consult any further disclosures we make on related subjects in our reports on Forms 10-Q, 8-K and 10-K filed with the Commission. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

THE COMPANY

Overview

We were incorporated on November 5, 1982 under the laws of the State of Delaware.  From inception through October 2012, our primary operations involved the development of patented technologies in the areas of thin-film displays and encryption.  Commencing in October 2012 the primary operations of the Company involved the development, acquisition, licensing, and enforcement of patented technologies that were either owned or controlled by the Company.

In June of 2015, the Company announced the formation of a new subsidiary, Anixa Diagnostics Corporation (“Anixa”), to develop a platform for non-invasive blood tests for the early detection of cancer.  That platform is called Cchek™.  In July of 2015, the Company announced a collaborative research agreement with The Wistar Institute (“Wistar”), the nation’s first independent biomedical research institute and a leading National Cancer Institute designated cancer research center, for the purpose of validating our cancer detection methodologies and establishing protocols for identifying certain biomarkers in the blood which we identified and which are known to be associated with malignancies.  In August of 2016 and again in August of 2017, the Company announced the renewal and expansion of our relationship with Wistar.

From October of 2015 through January of 2017, the Company announced that we had demonstrated the efficacy of our Cchek™ early cancer detection platform with 15 different types of cancer, including:  breast, lung, colon, melanoma, ovarian, liver, thyroid, pancreatic, appendiceal, uterine, osteosarcoma, leiomyosarcoma, liposarcoma, vulvar and prostate.  Breast, lung, colon and prostate cancers represent the four largest categories of cancer worldwide.

In November of 2017, the Company announced the formation of a new subsidiary, Certainty Therapeutics, Inc. (“Certainty”), to develop immuno-therapy drugs against cancer.  Certainty entered into a license agreement with Wistar pursuant to which Certainty was granted an exclusive worldwide, royalty-bearing license to use certain intellectual property owned or controlled by Wistar relating to Wistar’s chimeric endocrine receptor targeted therapy technology (such technology being akin to chimeric antigen receptor T-cell (“CAR-T”) technology).  We plan to initially focus on the development of a treatment for ovarian cancer, but we also may pursue future applications of the technology for the development of treatments for additional solid tumors.

On November 20, 2017, we announced that Certainty entered into a collaboration agreement with the H. Lee Moffitt Cancer Center and Research Institute, Inc. (“Moffitt”) to advance toward human clinical testing the CAR-T technology licensed by Certainty from Wistar aimed initially at treating ovarian cancer.  Certainty intends to work with researchers at Moffitt to complete studies necessary to submit an Investigational New Drug (“IND”) application with the U.S. Food and Drug Administration (“FDA”).

On January 29, 2018, we announced the results of a study augmenting data from our preliminary study released in December 2016. The majority of patient samples collected for this study were from breast cancer and prostate cancer patients, but several other types were also included. With the additional cancers included in this study, we have now demonstrated our technology with 20 types of cancer from solid tumors. In addition to the 15 cancer types noted above, we have evaluated bladder, cervical, head and neck, gastric and testicular cancers.

Over the next several quarters, we expect Cchek™ and Certainty’s ovarian cancer treatment to be the primary focus of the Company.  As part of our legacy operations, the Company remains engaged in limited patent licensing activities in the area of encrypted audio/video conference calling.  We do not expect these activities to be a significant part of the Company’s ongoing operations nor do we expect these activities to require material financial resources or attention of senior management.

Over the past several quarters, our revenue was derived from technology licensing and the sale of patented technologies, including revenue from the settlement of litigation.  In addition to Anixa and Certainty, the Company may make investments in and form new companies to develop additional emerging technologies.

Cchek™

Our Cchek™ cancer detection platform measures a patient's immune response to a malignancy by detecting the presence, absence, and quantity of certain immune cells that exist in and around a tumor and that can be found in the blood stream.  These types of cells and the tumor micro-environment have been the focus of recent ground breaking published and reported research in immuno-oncology, enabling the development of revolutionary immunotherapies used for treating certain cancer types.  We have developed proprietary techniques and protocols for measuring the subtle immunological changes that occur in the blood stream during tumor development.  Specifically, we seek to identify a subset of myeloid cells that we believe are diagnostic.  These cells, often referred to as Myeloid Derived Suppressor Cells (“MDSCs”), are identified by specific surface proteins enabling characterization.  We generally refer to MDSCs and other cells of the immune system which we believe can be diagnostic in nature as biomarkers.  Through our proprietary protocols, we have had early success and have demonstrated accuracy in detecting these biomarkers in the peripheral blood of biopsy verified cancer patients, and in distinguishing the blood of healthy patients from the blood of cancer patients.  We utilize Artificial Intelligence (“AI”), specifically a Neural Network (“NN”) to analyze our data and to determine the presence of a tumor.  We believe that a NN is better able to identify subtle changes in immune response than other analytical approaches.  The distinguishing feature of a NN is that it can be trained to answer the key biological questions of interest, in our case whether or not the patient is tumor-bearing, and as it is trained with more data, its ability to answer these questions may improve.  Our goal is to establish Cchek™ as a non-invasive, inexpensive, cancer diagnostic blood test that can reduce or eliminate the need for traditionally expensive, invasive, painful, and often inaccurate cancer diagnostic procedures which are currently in use.

In each instance where the Company has demonstrated the efficacy of its cancer detection platform, fresh (utilized within 48 hours) blood samples from biopsy verified cancer patients have been tested at Wistar using a variety of experimental methodologies and protocols.  Such un-blinded, non-uniform testing is common during the initial development stage of new technologies and diagnostic tests.  Blood samples from patients with differing severities of cancers (with some cancers such as Breast Cancer stage 1 to stage 4) have been tested, including samples from both pre-treatment and post-treatment patients.  In addition, Wistar has also tested blood from healthy donors.  A critical aspect of any cancer diagnostic is the ability to accurately distinguish patients with cancer from healthy patients.  Based upon our encouraging early results, our scientists are working with Wistar to refine protocols and methodologies for identifying and classifying the immunologic biomarkers that are the foundation for our Cchek™ early cancer detection platform.  Although our scientists, working in collaboration with Wistar, will continue to improve our processes and methodologies to achieve maximum performance, we expect our testing to become more uniform over time, and to eventually test patient samples in a double blinded manner.  While studies comparing biopsy verified cancer patients have been compared to healthy donors, we have not yet extensively evaluated benign conditions such as non-malignant neoplasias, systemic inflammatory conditions, infections, and other potential conditions that impact or may impact the immune system.  Such testing will be necessary for regulatory approval.

Based upon and following the results of the more extensive clinical study, we will determine what further studies are necessary and whether and when to begin the process of seeking regulatory approval for a confirmatory diagnostic test based upon our Cchek™ technology.  One manner of seeking regulatory approval is to have a lab certified to run our cancer tests pursuant to the Clinical Laboratory Improvement Act of 1967 and the Clinical Laboratory Improvement Act of 1988 (collectively, “CLIA”).  Among other things, CLIA requires clinical laboratories that perform diagnostic testing to be certified by the state in which the lab is located, as well as the Center for Medicare and Medicaid Services.  If we seek regulatory approval pursuant to CLIA, only those laboratories that are certified under CLIA to run our diagnostic test would be able to process test samples.  CLIA certification may or may not require additional studies.  We could seek to establish our own CLIA certified laboratory to run the diagnostic tests, or we could potentially contract with an existing CLIA certified lab, and seek to have that laboratory certified to run our diagnostic test.

Another manner of obtaining regulatory approval would be to seek to have Cchek™ approved by the FDA pursuant to what are commonly referred to as either the 510(K) process, or the Premarket Application (“PMA”) process.  The appropriate pathway for FDA approval would depend upon a variety of factors, including the intended use of the test, and the risks associated with such use.  FDA approval can take several years and would entail additional clinical studies.

We currently anticipate following the FDA approval pathway, however, our decision as to whether and when to seek CLIA certification or FDA approval of a diagnostic test or tests utilizing our Cchek™ technology will be dependent on a variety of factors, including the results from more extensive clinical studies, the capital requirements of each approval process, the landscape for competitive diagnostic testing, and the time and resources required by each approval process.  It is possible that we may seek to have one or more diagnostic tests approved via CLIA certification, and other diagnostic test or tests approved by the FDA, or that we may seek simultaneous FDA approval and CLIA certification of a particular diagnostic test or tests.

While we believe our Cchek™ platform could eventually form the basis of a pan-cancer (all cancer) test, for our first commercial focus we will seek to launch a confirmatory test for one type of cancer.  We feel such an approach will enable faster clinical and regulatory approval.  The decision on which tumor type we will focus will depend on multiple factors including market opportunities, input from potential strategic partners and technical performance.

Preliminary Biomarker Results

On December 7, 2016 we announced the preliminary results from our Cchek™ cancer patient efficacy study.  Using our most recent protocols and methods for measuring a patients’ immunological response to a malignancy, the Company achieved Sensitivity of 92% and Specificity of 92% for 88 patient samples, including 54 samples from patients with multiple types and severities of cancer, and 34 healthy patients.  During the initial phase of the study, which involved multiple experimental protocols and techniques for measuring immunological responses, the Company reviewed and analyzed data from a total of 315 patient samples, including 228 patients with varying stages of cancer, as well as blood samples from 87 healthy donors.

Patient samples representing 14 different types of cancer including breast cancer, lung cancer, colon cancer, melanoma, ovarian cancer, liver cancer, thyroid cancer, pancreatic cancer, appendiceal cancer, uterine cancer, osteosarcoma (cancer of the bone), leiomyosarcoma (cancer of the soft tissue), liposarcoma (cancer of the connective tissue), and vulvar cancer were included in the study.  The study included samples from patients with early and late stage, biopsy-verified, drug-naïve (before therapy) tumors, as well as biopsy-verified, refractory (unresponsive to attempted chemotherapy) tumors.

Sensitivity and specificity are scientific measurements commonly used to determine the accuracy of a diagnostic test, where sensitivity measures how good a test is at identifying people with a particular disease, and specificity measures how good a test is at identifying people without the disease.  Although published results vary widely,  established diagnostic tests such as Low Dose Computed Tomography (LDCT), which is used by other companies to screen for lung cancer, has sensitivity of approximately 93% and specificity of approximately 73%, the Prostate Specific Antigen (“PSA”) test, which is used by other companies to screen for prostate cancer, has sensitivity of approximately 21% and specificity of approximately 91%, and Mammography, used by other companies to screen for breast cancer and considered to be the “gold standard” for breast cancer screening, has reported sensitivity as low as approximately 68% and specificity as low as approximately 75%.  As these results indicate, current diagnostic testing is hampered by low sensitivity, low specificity or both, meaning that the tests miss a substantial portion of the cancers they are supposed to detect, or miss-diagnose a large number of healthy patients as having cancer.  There is currently no inexpensive, non-invasive, diagnostic test that excels in both sensitivity and specificity.  Our preliminary results, while extremely promising, will have to be confirmed in blinded clinical studies of sufficient size before we can seek marketing approval for Cchek™ from the FDA.

Initial samples in our study were tested utilizing immunostaining and fluorescent microscopic imaging.  While results were promising, subjectivity in interpreting the imaging results together with labor intensive and time consuming sample processing hampered the commercial viability of this approach.  Subsequently, patient samples were analyzed using flow cytometry, enabling more efficient processing and analysis.  In addition, the Company implemented its proprietary NN software application for analysis, which currently relies on up to 13 quantitative parameters to analyze test results.  This approach, which is highly data intensive and requires substantial computer processing power to develop, results in a test which can be performed using a desktop computer.  An initial version of our NN, which was trained to distinguish between the immunological responses from cancer patients and healthy patients, was responsible for the sensitivity and specificity results reported above.  The Company expects to continue to improve its protocols, continue to upgrade its NN-software by increasing the number of patient samples used to train the software and expanding the range of markers, increasing the data resolution, and enhancing the architecture of the software, which may enable better results.

In a new study release in January 2018, augmenting data from our preliminary study, we reported a sensitivity of 89% and a specificity of 95%. All cancer patients were biopsy-verified with all clinical stages (I – IV) included. The total number of patients in this study was 163, which included 81 cancer patients and 82 healthy donors. The majority of patient samples collected for this study were from breast cancer and prostate cancer patients, but several other types were also included, bringing the total number of cancer types where we have successfully used Cchek™ to 20.

Related to our collaborative research agreement, the Company and/or Wistar currently have or have had collaborations with doctors from University of Pennsylvania Abramson Cancer Center, The Helen F. Graham Cancer Center and Research Institute at Christiana Hospital in Wilmington, Delaware, Virtua Healthcare System in southern New Jersey, Delaware Valley Urology Center, the largest urology practice in the South Jersey and greater Philadelphia Region, and MD Anderson Cancer Center at Cooper Hospital in southern New Jersey.  In most cases, patients from participating doctors at these healthcare institutions who are beginning or in some cases, continuing cancer treatment are asked to consent to have an additional tube of blood drawn for the purpose of participating in the Cchek™ patient efficacy trials.  Because the number of cancer patients treated by these hospitals varies over time, and the decision whether to participate in the Cchek™ patient studies is ultimately at the discretion of the patient, it is difficult to predict the number of patient samples that we will receive in any given week, or during any given month.  In the past year, we did not obtain the quantity of patient samples that we had initially anticipated which slowed our development.  However, as of December 2017 we are seeing an increase in the number of patient samples received and we expect this increase in patient sample volume to be sustained.  The Company is currently in discussions with additional doctors and healthcare providers about providing blood samples for our patient efficacy trials, and the Company has capacity available to process an additional quantity of samples.  With the addition of these new sources of patient samples, the Company expects to process enough samples and generate enough data to consider regulatory discussions in the next 6 to 12 month period.

The Market

There are four primary markets for a cancer diagnostic test: screening, confirmatory testing, treatment monitoring, and recurrence testing.

•         Screening occurs when asymptomatic people are tested for indications of cancer. Examples of existing screening tests include the mammogram for breast cancer, PSA for prostate cancer, and colonoscopy for colon cancer.  All screening tests have their strengths and weaknesses, and for many cancers there are currently no recommended screening tests available.

•         Confirmatory testing is used to confirm the results of a screening test.  In certain instances, existing confirmatory testing can be invasive, painful, expensive, and have relatively high risks of complications.  For example, a positive mammogram is often followed up with additional imaging, which can lead to a biopsy during which a needle is inserted into the breast to sample suspicious tissue or lesions.  For lung cancer, existing confirmatory diagnostics include bronchoscopies, during which a flexible tube is inserted through the nose or mouth and into the lung, and needle biopsies, during which a long needle is inserted between the ribs and into the lung.  One potential side effect of a lung biopsy is a pneumothorax (commonly referred to as a “collapsed lung”), which has been reported to occur in approximately fifteen percent (15%) of needle biopsies of the lung.  A pneumothorax can lead to other complications and sometimes requires extended hospitalization.  In addition to the potential side effects, biopsies of any sort can be extremely painful for the patient.

•         Treatment monitoring includes follow-on testing to monitor the effectiveness of a specific regimen of treatment.  For example, diagnostic monitoring testing may be used to monitor the effectiveness of a particular type of chemotherapy, to determine how the cancer is responding and whether such treatment should be continued.  Often, imaging techniques are not able to identify whether a treatment is working, so a biopsy is useful, however it is painful and impractical to perform multiple biopsies on a patient.  Therefore, a “liquid biopsy” enabling therapy monitoring via a blood test can be useful.

•         Finally, recurrence diagnostic testing is used for cancer survivors to test for cancer recurrence.  According to statistics published by the American Cancer Society, in 2017, there are approximately fifteen million cancer survivors in the U.S., sixty-seven (67%) of which were diagnosed with cancer five or more years ago.  Most cancer survivors live in fear of recurrence, and limitations of existing diagnostics, including repeated exposure to radiation from imaging tests, and invasiveness and costs and pain from tests such as traditional biopsies, prevent cancer survivors from being tested as often as they would like.

The Company’s long term vision is to have one or more tests based upon the Cchek™ platform to serve each of the markets identified above.  We anticipate the initial market focus of Cchek will be in the confirmatory, or pre-biopsy, testing.  We estimate that there is a U.S. market of roughly 12 million biopsies annually and a high rate of negative biopsy results.  Accordingly, we believe that positioning Cchek as a pre-biopsy test will reduce the number of unnecessary biopsies, thus improving patient outcomes and reducing healthcare costs.

Competition

Background

Continuing scientific advances and discoveries, the ability to more quickly process and analyze large amounts of scientific data, and decreases in the cost of sophisticated equipment and technologies, have resulted in the potential for significant advances in cancer treatment, and in particular, cancer diagnostics.  Cancer statistics gathered over the past several decades provide overwhelming evidence that the earlier that cancers are detected, the greater the survival rates.  Up until now, doctors have primarily relied upon technologies such as imaging (x-rays, mammograms, CT Scans, MRI’s, PET Scans, Ultrasounds) and biopsies and other invasive procedures for cancer detection and cancer diagnoses.  In many cases, these diagnostic procedures were performed after patients exhibited one or more symptoms of cancer, at which point the cancer may likely no longer be at an early stage.  Existing diagnostic technologies such as imaging have gotten better, and invasive diagnostic procedures such as colonoscopies have become more accurate and less risky, and we expect these types of traditional diagnostic tools to continue to predominate the cancer diagnostic market for the foreseeable future.

We believe that with advancing medical knowledge, improvements in equipment and technologies, and reduction in costs of new technologies, new types of cancer diagnostics will be created and new types of cancer diagnostic testing that will outperform many of the traditional diagnostic tests, eliminate many of the negative consequences of existing diagnostic testing, and ultimately predominate the cancer diagnostic market.

We have identified a class and subclasses of biomarkers that we believe are measurable in the blood of patients with malignancies, and are perfecting a process and methodology for detecting those biomarkers.  The goal is to create a platform, Cchek™, that can be used to launch a series of simple and affordable blood tests that can be used to detect and monitor many of the most deadly forms of cancer, including lung cancer, breast cancer, ovarian cancer, colon cancer, pancreatic cancer, prostate cancer, and others.  It is unlikely that the Company will initially simultaneously launch tests for each of the cancers identified above, and that specific and individual cancer tests for each of the four markets identified above (screening, confirmatory testing, treatment monitoring, recurrence) will be launched over time.

Statistics from The American Cancer Society, in 2017 indicate that one out of every two males, and one out of every three females that are born today, will develop some form of cancer during their lifetimes.  With approximately 200 million adults in the United States alone, we believe that the market for new, non-invasive cancer diagnostic technologies and testing will be enormous, and that there will be sufficient demand to support many different technologies and tests.

Cancer Diagnostic Technologies

If successful, we believe Cchek™ will have several advantages over existing diagnostic technologies.  For example, repeated exposure to radiation from x-ray technologies, such as mammograms, has become an increasing concern for the medical community, causing authorities to re-evaluate the recommended frequency of such x-ray based tests.  Traditional biopsies are often impossible for some tumor based cancers depending on the location of the tumor, and are invasive, expensive, and painful enough to warrant only limited use for other cancers even when the tumor can be accessed.  In addition, such biopsies are limited in their inability to detect the heterogeneity of many cancerous tumors, and the ongoing mutations that are often evident as the tumor progresses.  False positives in existing testing such as the PSA test, result in otherwise healthy patients being misdiagnosed, and subject to unnecessary follow-on treatments and medical procedures.  Patient inconvenience, risk of side effects from anesthesia, and risk of other complications result in low patient compliance with otherwise effective cancer screening tests such as the colonoscopy.  These are just a few examples of the challenges with traditional diagnostic tests that we seek to eliminate with Cchek™.  This will be the foundation for the competitive advantages that we expect to have over existing diagnostic testing.  We expect Cchek™ will be utilized as a component of multiple diagnostic technologies and patient background information to diagnose and manage the patient’s condition.

Many public and private companies have announced plans and ongoing research efforts to launch non-invasive cancer diagnostic tests and tools that can be used for non-invasive cancer testing.  These companies include well established, and successful biotech companies, start-ups, and companies of all sizes.  Almost every bodily fluid, including blood, plasma, urine, saliva, and excrement, are being studied for biomarkers or indicators of one or more types of cancer. The term that has been used to describe the category of this type of non-invasive cancer diagnostic testing is “liquid biopsy”.  In general, most of these companies are focused on identifying and analyzing one of three types of biomarkers: circulating tumor cells (“CTC’s”), circulating tumor DNA (“ctDNA”), and Exosomes.  Each of these types of biomarkers has their advantages and disadvantages, and we expect that tests incorporating these and other biomarkers will make their way into the cancer diagnostic marketplace.

The Company believes that its Cchek™ diagnostic platform has the potential for at least three distinct advantages over the types of biomarker tests referred to above.  First, it appears that the biomarkers that we are using may be present in multiple types of and varying severities of cancers.  As a result, we anticipate that Cchek™ will become a platform from which multiple tests could be launched for multiple types of cancers.  Second, it appears that the biomarkers utilized by Cchek™ may be present in both advanced, and early stages of cancers. Third, we expect Cchek™ to be significantly less expensive than the technologies commonly used for tests based on CTC’s, ctDNA, and Exosomes.

CAR-T therapeutics

Certainty was formed to develop immuno-therapy drugs against cancer, and in November 2017, we entered into a license with Wistar whereby we obtained rights to certain intellectual property surrounding Wistar’s chimeric endocrine receptor targeted therapy technology.

CAR-T therapeutics have demonstrated positive results in B-cell cancers, but very little progress has been made on solid tumors.  Our CAR-T technology is initially focused on ovarian cancer and is based on engineering killer T-cells with the Follicle Stimulating Hormone (“FSH”) to target ovarian cells that express the FSH-Receptor.  The FSH-Receptor has been shown to be a very exclusive protein found on a large percentage of ovarian cancer cells, but not on other healthy tissue in adult females.  Data on this technology, including the animal studies showing efficacy, was published in January 2017 in the journal, Clinical Cancer Research.

We are working with researchers at Moffitt to complete studies necessary to submit an IND application with the FDA.  We then anticipate taking this therapy into human clinical testing for patients suffering from ovarian cancer.  Moffitt is one of the top cancer centers in the country with pre-clinical and clinical expertise with CAR-T technology.  Moffitt has conducted many of the highest profile CAR-T trials in the world.

While there are many uncertainties in drug development, and most drugs fail to reach commercialization, we hope to achieve a profitable outcome by eventually licensing our technology to a large pharmaceutical company that has the resources and infrastructure in place to manufacture, market and sell our technology as a cancer treatment.

Employees

As of October 31, 2017, on a consolidated basis, we had seven full-time employees.

Other

Our principal executive offices are located at 3150 Almaden Expressway, San Jose, California 95118, our telephone number is (408) 708-9808 and our Internet website address is www.ITUScorp.com.  We make available free of charge on or through our Internet website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements on Schedule 14A, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the Securities and Exchange Commission (the “SEC”).  Alternatively, you may also access our reports at the Commission’s website at www.sec.gov.  You may also read and copy any document we file with the Commission at the Commission’s public reference room located at 100 F Street, NE, Washington, DC 20549, on official business days during the hours of 10:00 a.m. and 3:00 p.m. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference room.

RISK FACTORS

Our business involves a high degree of risk and uncertainty, including the following risks and uncertainties:

Risks Related to Our Financial Condition and Operations

We have a history of losses and may incur additional losses in the future.

On a cumulative basis we have sustained substantial losses and negative cash flows from operations since our inception.  As of October 31, 2017, our accumulated deficit was approximately $156,174,000.  As of October 31, 2017, we had approximately $6,839,000 in cash and cash equivalents and short-term investments, and working capital of approximately $6,124,000.  We incurred losses of approximately $5,009,000 in fiscal year 2017.  We expect to incur material research and development expenses and to continue incurring significant legal and general and administrative expenses in connection with our operations.  As a result, we anticipate that we will incur losses in the future.

We will need additional funding in the future which may not be available on acceptable terms, or at all, and, if available, may result in dilution to our stockholders.

Based on currently available information as of February 13, 2018, we believe that our existing cash, cash equivalents, short-term investments and expected cash flows will be sufficient to fund our activities for the next 12 months.  However, our projections of future cash needs and cash flows may differ from actual results.  If current cash on hand, cash equivalents, short term investments and cash that may be generated from our business operations are insufficient to continue to operate our business, we will be required to obtain more working capital.  We may seek to obtain working capital through sales of our equity securities or through bank credit facilities or public or private debt from various financial institutions where possible.  We cannot be certain that additional funding will be available on acceptable terms, or at all.  If we do identify sources for additional funding, the sale of additional equity securities or convertible debt could result in dilution to our stockholders.  Additionally, the sale of equity securities or issuance of debt securities may be subject to certain security holder approvals or may result in the downward adjustment of the exercise or conversion price of our outstanding securities.  We can give no assurance that we will generate sufficient cash flows in the future to satisfy our liquidity requirements or sustain future operations, or that other sources of funding, such as sales of equity or debt, would be available or would be approved by our security holders, if needed, on favorable terms or at all.  If we fail to obtain additional working capital as and when needed, such failure could have a material adverse impact on our business, results of operations and financial condition.  Furthermore, such lack of funds may inhibit our ability to respond to competitive pressures or unanticipated capital needs, or may force us to reduce operating expenses, which would significantly harm the business and development of operations.

Failure to effectively manage our potential growth could place strains on our managerial, operational and financial resources and could adversely affect our business and operating results.

Our business strategy and potential growth may place a strain on managerial, operational and financial resources and systems.  Although we may not grow as we expect, if we fail to manage our growth effectively or to develop and expand our managerial, operational and financial resources and systems, our business and financial results will be materially harmed.

Risks Related to our Biotechnology Research & Development Activities

Our cancer diagnostic and cancer therapeutics businesses are pre-revenue, and subject to the risks of an early stage biotechnology company.

Since the Company’s primary focus for the foreseeable future will likely be our cancer diagnostics and therapeutics businesses, shareholders should understand that we are primarily an early stage biotechnology company with no history of revenue-generating operations, and our only assets consist of our proprietary and licensed technologies and the know-how of our officers.  Therefore we are subject to all the risks and uncertainties inherent in a new business, in particular new businesses engaged in the early detection of certain cancers and CAR-T cancer therapeutics. Cchek™ and our CAR-T ovarian cancer therapeutics are in their early stages of development, and we still must establish and implement many important functions necessary to commercialize the technologies.

Accordingly, you should consider the Company’s prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by companies in their pre-revenue generating stages, particularly those in the biotechnology field.  Shareholders should carefully consider the risks and uncertainties that a business with no operating history will face. In particular, shareholders should consider that there is a significant risk that we will not be able to:

•         demonstrate the effectiveness of Cchek™;

•         successfully complete studies necessary to submit an Investigational New Drug Application to the FDA for our ovarian cancer therapeutic;

•         implement or execute our current business plan, or that our current business plan is sound;

•         raise sufficient funds in the capital markets or otherwise to fully effectuate our business plan;

•         maintain our management team, including the members of our scientific advisory board;

•         determine that the processes and technologies that we have developed or will develop are commercially viable; and/or

•         attract, enter into or maintain contracts with potential commercial partners such as licensors of technology and suppliers.

Any of the foregoing risks may adversely affect the Company and result in the failure of our business.  In addition, we expect to encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors.  At some point, we will need to transition from a company with a research and development focus to a company capable of supporting clinical trials and commercial activities.  We may not be able to reach such achievements, which would have a material adverse effect on our Company.

We may have difficulty in raising capital for our cancer diagnostics and therapeutics businesses and may consume resources faster than expected.

We currently do not generate any revenue from Cchek™ or our ovarian cancer therapeutic nor do we generate any other recurring revenues and as of October 31, 2017, the Company only had $6,839,000 in cash, cash equivalents and short-term investments.  Therefore, we have a limited source of cash to meet our future capital requirements, which may include the expensive process of obtaining FDA approvals for our ovarian cancer therapeutic and for Cchek™ for each type of cancer for which we desire to launch a diagnostic test.  We do not expect to generate revenues for the foreseeable future, and we may not be able to raise funds in the future, which would leave us without resources to continue our operations and force us to resort to the Company raising additional capital in the form of equity or debt financings, which may not be available to us.  We may have difficulty raising needed capital in the near or longer term as a result of, among other factors, the very early stage of our diagnostic business and our lack of revenues as well as the inherent business risks associated with an early stage, biotechnology company and present and future market conditions.  Also, we may consume available resources more rapidly than currently anticipated, resulting in the need for additional funding sooner than anticipated.  Our inability to raise funds could lead to decreases in the price of our common stock and the failure of our cancer diagnostic business which would have a material adverse effect on the Company.

If we are unable to obtain and maintain intellectual property protection, our competitive position will be harmed.

Our ability to compete and to achieve sustained profitability will be impacted by our ability to protect our Cchek™ cancer diagnostic technologies, our CAR-T cancer therapeutics technologies and other proprietary discoveries and technologies.  We expect to rely on a combination of patent protection, copyrights, trademarks, trade secrets, know-how, and regulatory approvals to protect Cchek™, our CAR-T cancer therapeutics and any of our other technologies.  Our intellectual property strategy is intended to help develop and maintain our competitive position.  While we have been granted one patent and received a notice of allowance for an additional patent related to Cchek™, there is no assurance that we will be able to obtain further patent protection for Cchek™, our CAR-T cancer therapeutics and any other technologies, nor can we be certain that the steps we will have taken will prevent the misappropriation and unauthorized use of our technologies.  If we are not able to obtain and maintain patent protection our competitive position may be harmed.

Third parties may initiate legal proceedings alleging that we are infringing their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on the success of our business.

Our commercial success depends upon our ability to develop, manufacture, market and sell our Cchek™ cancer diagnostic technologies and other proprietary discoveries and technologies without infringing, misappropriating or otherwise violating the proprietary rights or intellectual property of third parties.  We may become party to, or be threatened with, future adversarial proceedings or litigation regarding intellectual property rights with respect to our Cchek™ cancer diagnostic technologies and other proprietary discoveries and technologies.  Third parties may assert infringement claims against us based on existing patents or patents that may be granted in the future.  If we are found to infringe a third-party's intellectual property rights, we could be required to obtain a license from such third-party to continue developing our Cchek™ cancer diagnostic technologies and other proprietary discoveries and technologies.  However, we may not be able to obtain any required license on commercially reasonable terms or at all.  Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us.  We could be forced, including by court order, to cease developing the infringing technology or product.  In addition, we could be found liable for monetary damages.  Claims that we have misappropriated the confidential information or trade secrets of third parties can have a similar negative impact on our business.

Risks Related to Cchek™

While our Cchek™ diagnostic technology has shown favorable results from initial testing, we cannot guarantee that these results will be replicated in future testing nor can we guarantee the success of the technology at all.

We have initially used Cchek™ to test the blood of small groups of individuals consisting of cancer patients and healthy patients and have reported sensitivity and specificity of over 90%.  While these preliminary results far exceed existing diagnostic testing, there is no guarantee that these results will be replicable when we test a larger group of patients or at all.  If we are unable to consistently attain results that are necessary for commercialization of Cchek™, our diagnostic technology will not have any monetary value and we will be unable to generate any revenue from this technology.

Even if we are able to attain results necessary for the commercialization of Cchek™, our ability to commercialize the technology in the future will depend on our ability to provide evidence of clinical utility.

Our ability to successfully commercialize Cchek™ will depend on numerous factors, including whether health care providers believe that Cchek™ provides sufficient incremental clinical utility; whether the medical community accepts that Cchek™ has sufficient sensitivity (there are no or very few false positives), specificity (detects the cancer the test is supposed to detect) and predictive value to be meaningful in patient care and treatment decisions; whether the cost of the test is reasonably priced and commercially viable; and whether health insurers, government health programs and other third-party payers will cover and pay for Cchek™ and the amount that they will reimburse for such tests.  These factors may present obstacles to commercial acceptance of Cchek™.  To the extent these obstacles arise, we will need to devote substantial time and resources to overcome these obstacles, and we might not be successful.  Failure to achieve widespread market acceptance of Cchek™ would materially harm our business, financial condition and results of operations.

We are unable to give any assurance that we will be successful in providing sufficient evidence of clinical utility or any assurance that we will have adequate managerial, technical or financial resources to support the studies necessary to provide sufficient evidence of clinical utility of Cchek™ or to adequately differentiate our test from other diagnostic products in the manner, timeframe or cost parameters we anticipate, if at all.  If we are unable to provide evidence of clinical utility and differentiate Cchek™, we will not be able to generate the revenues and market growth that we seek.  Our failure to generate revenue from the sale of our products would materially adversely impact our business, financial condition, results of operations and prospects.

Diagnostic test development involves a lengthy and complex process, and we may be unable to commercialize Cchek™ on a timely basis, or at all.

We have begun to devote considerable resources to research and development for Cchek™, however there can be no assurance that Cchek™ will be capable of reliably predicting the occurrence or recurrence of any cancers with the sensitivity and specificity necessary to be clinically and commercially useful, or, even if such technology is clinically and commercially useful, that it will result in commercially successful products.  In addition, before we can fully develop Cchek™ and commercialize any new products, we will need to:

•         conduct substantial research and development;

•         conduct validation studies;

•         expend significant funds;

•         enter into agreements and maintain relationships with third party vendors to provide third party blood samples;

•         obtain regulatory approval (either CLIA, FDA or both); and

•         establish or contract with the owner of a CLIA certified laboratory to process test samples.

Accordingly, our product development process involves a high degree of risk and may take several years, especially if the Company seeks FDA approval for each of its diagnostic tests.  If Cchek™ should fail at the research or development stage, not produce sufficient clinical validation data to support the effectiveness of the product or not gain regulatory approval or if we should run out of cash to devote towards the commercialization of the technology or fail to establish agreements with necessary third party vendors, we will not be able to commercialize Cchek™ and we will not generate any revenue from the technology.

If we fail to obtain, or if there are delays in obtaining, required regulatory approvals, we will not be able to commercialize our Cchek™  technology, and our ability to generate revenue and the viability of our Company will be materially impaired.

Commercialization of Cchek™ will require that we obtain either CLIA certification, FDA approval or both.  If we are unable to obtain regulatory approval for Cchek™, we will be unable to commercialize and generate revenue from the technology which would have a material adverse effect on our business, financial condition and results of operations.

Until we obtain FDA approval for Cchek™, and unless we establish a CLIA certified laboratory, we will be dependent on laboratory contractors for testing of patient samples that are essential to the development and validation of Cchek™.

To pursue the development and validation of Cchek™, we will require access to test results obtained from patient blood samples.  We have currently contracted with Wistar to provide these services.  Unless and until Cchek™ receives FDA approval, or we establish our own CLIA certified laboratory, we will continue to be dependent on contractors or collaborators such as Wistar for testing of patient blood samples to develop and validate Cchek™.

We will be dependent on third parties for the patient samples that are essential to the development and validation of Cchek™.

To pursue our development and validation of Cchek™, we are likely to need access, over time, to patient blood samples and such patients will need to consent to the use of their blood.  As a result, we have made arrangements with Wistar and neighboring hospitals and medical practices to give us access to patient samples for the development and validation of Cchek™.  In the event that we are unable to obtain patient samples, or access to patient samples becomes more limited due to changes in privacy laws governing the use and disclosure of medical information or due to changes in the laws restricting our ability to obtain patient samples and associated information, our ability to pursue the development of Cchek™ may be slowed or halted, which could have a material adverse effect on our business, financial condition and results of operations.

Our business could be harmed from the loss or suspension of a license or imposition of a fine or penalties under, or future changes in, or changing interpretations of, the law or regulations of the Clinical Laboratory Improvement Act of 1967, the Clinical Laboratory Improvement Amendments of 1988, or the FDA or other federal, state or local agencies.

We will need to seek regulatory approval in order to market Cchek™.  The clinical laboratory testing industry is subject to extensive federal and state regulation, and many of these statutes and regulations have not been interpreted by the courts.  The Clinical Laboratory Improvement Act of 1967, the Clinical Laboratory Improvement Amendments of 1988 are federal regulatory standards that apply to virtually all clinical laboratories (regardless of the location, size or type of laboratory), including those operated by physicians in their offices, by requiring that they be certified under federal law. CLIA does not pre-empt state law, which in some cases may be more stringent than federal law and require additional personnel qualifications, quality control, record maintenance and proficiency testing.  The sanction for failure to comply with CLIA and state requirements may be suspension, revocation or limitation of a laboratory’s CLIA certificate, which is necessary to conduct business, as well as significant fines and/or criminal penalties.  Several states have similar laws and we may be subject to similar penalties.  The FDA regulates diagnostic products and periodically inspects and reviews their manufacturing processes and product performance.  We may choose to seek FDA approval for one or more Cchek™ tests, as opposed to seeking CLIA certification.  We cannot assure that applicable statutes and regulations will not be interpreted or applied by a prosecutorial, regulatory or judicial authority in a manner that would adversely affect our business.  Potential sanctions for violation of these statutes and regulations include significant fines and the suspension or loss of various licenses, certificates and authorizations, which could have a material adverse effect on our business.  In addition, compliance with future legislation could impose additional requirements on us, which may be costly, including FDA regulation of laboratory developed tests.

Health insurers and other third-party payers may decide not to reimburse our Cchek™  diagnostic testing or may provide inadequate reimbursement, which could jeopardize our commercial prospects and require customers to pay for the tests out of pocket.

In the United States, the regulatory process that allows diagnostic tests to be marketed is independent of any coverage determinations made by third-party payers.  For new diagnostic tests, private and government payers decide whether to cover the test, the reimbursement amount for a covered test and the specific conditions for reimbursement.  Physicians may order diagnostic tests that are not reimbursed by third-party payers, but coverage determinations and reimbursement levels and conditions are critical to the commercial success of a diagnostic product.  Each third-party payer makes its own decision about which tests it will cover and how much it will pay, although many payers will follow the lead of Medicare.  As a result, the coverage determination process will be a time-consuming and costly process that requires us to provide scientific, clinical and economic support for the use of Cchek™ diagnostic testing to each payer separately, with no assurance that approval will be obtained.  If third-party payers decide not to cover Cchek™ or if they offer inadequate payment amounts, our ability to generate revenue from Cchek™ could be limited since patients who want to take the diagnostic tests would have to pay for it out of pocket.  Even if one or more third-party payers decide to reimburse for Cchek™ diagnostic testing, a third-party payer may stop or lower payment at any time, which could reduce revenue.  We cannot predict whether third-party payers will cover Cchek™ diagnostic testing or offer adequate reimbursement.  We also cannot predict the timing of such decisions. In addition, physicians or patients may decide not to order Cchek™ tests if third-party payments are inadequate, especially if ordering the test could result in financial liability for the patient.

Whether or not health insurers and other third-party payers decide to reimburse Cchek™, the technology may cost patients more than we anticipate.

We believe that our Cchek™ diagnostic testing will significantly reduce the cost to patients of screening and confirmatory testing for certain types of cancer.  If, however, the cost to utilize Cchek™ is more expensive than we anticipate, many patients and third-party payers may elect not to utilize the technology which would significantly impact our ability to generate revenue on the technology.

We operate in a competitive market and expect to face intense competition, often from companies with greater resources and experience than us.

The clinical diagnostics industry is highly competitive and subject to rapid change.  We are aware of many different types of diagnostic tests available to detect cancer that are currently in use or being developed and many more types of diagnostic tests may be developed in the future.  If we are able to successfully commercialize Cchek™, all of these tests will compete with our product.  If Cchek™ is more expensive than and/or does not have sufficient specificity, sensitivity or predictive value to compete with tests that are currently on the market, or if any other diagnostic tests that are under development, once successfully developed and commercialized, have greater specificity, sensitivity or predictive value and/or are cheaper than our technology, we may be unable to compete successfully with such products which would have a material adverse effect on our business, financial condition and results of operations.

Furthermore, as the industry continues to expand and evolve, an increasing number of competitors and potential competitors may enter the market.  Many of these competitors and potential competitors have substantially greater financial, technological, managerial and research and development resources and experience than we do.  Some of these competitors and potential competitors have more experience than we do in the development of diagnostic products, including validation procedures and regulatory matters.  In addition, Cchek™ will compete with product offerings from large and well established companies that have greater marketing and sales experience and capabilities than we do.  If we are unable to compete successfully, we may be unable to sustain and grow our revenue.

We are dependent upon a few key personnel and the loss of their services could adversely affect us.

Our future success of developing Cchek™ will depend on the efforts of the inventor of the technology, our President and Chief Executive Officer Dr. Amit Kumar.  We do not maintain “key person” life insurance on Dr. Kumar.  The loss of the services of Dr. Kumar could have a material adverse effect on our business and operating results.

Risks Related to our CAR-T therapeutics

While our CAR-T technology has shown favorable results from in-vitro and in-vivo testing by others, we cannot guarantee that these results will be replicated in future testing nor can we guarantee the success of the technology at all.

While early studies done by others have shown promising results in small numbers of mice in multiple different models, there is no guarantee that these results will be replicable when we test a larger number of animals under the Good Laboratory Practice (“GLP”) conditions necessary for inclusion in an IND application.  Further, no toxicity studies have as yet been performed, and there can be no assurance that the results of these toxicity studies will be favorable.  If we are unable to obtain results consistent with earlier studies and if our toxicity studies are not positive, we will not be able to file an IND application nor commence human clinical trials and our CAR-T technology may not have any monetary value and we may be unable to generate any revenue from this technology.

While CAR-T technology has shown positive results in B-cell cancers by others, its safety and efficacy has not been seen in solid tumors and we cannot guarantee our CAR-T technology will be safe or effective in ovarian cancer.

CAR-T therapies function through the binding of a genetically engineered killer T-cell to a cancer cell.  However, these engineered T-cells destroy the cell they are bound to whether it is a cancer cell or a healthy cell.  Therefore, the engineered T-cells must be designed to only bind to cancer cells to minimize toxicity.  Our CAR-T technology relies on the natural affinity of FSH to FSH-Receptor.  Research by others has shown that the FSH-Receptor protein is found on ovarian cancer cells and no other healthy tissue, and therefore, we engineer our T-cells with FSH.  However, as the research in this field is still new, we cannot guarantee that there is no FSH-Receptor on any other healthy tissue in the human body.

We are dependent on third parties to perform the necessary studies to file an IND application with the FDA.

While we have contracted with Moffitt to perform the necessary studies to file an IND to begin human clinical testing of our ovarian cancer therapeutic, unless or until we have an in-house scientific team to perform these pre-clinical studies, we will remain reliant on third parties for these services.

Risks Related to Legacy Patent Licensing Activities

In connection with our legacy patent licensing activities, we may not be able to license our patent portfolios which may have an adverse impact on our future operations.

We may generate revenues and related cash flows from the licensing and enforcement of patents that we currently own and from the rights to license and enforce additional patents we have obtained from third parties.  However, we can give no assurances that we will be able to identify opportunities to exploit such patents or that such opportunities, even if identified, will generate sufficient revenues to sustain future operations.

We, in certain circumstances, rely on representations, warranties and opinions made by third parties that, if determined to be false or inaccurate, may expose us to certain material liabilities.

From time to time, we may rely upon the opinions of purported experts.  In certain instances, we may not have the opportunity to independently investigate and verify the facts upon which such opinions are made.  By relying on these opinions, we may be exposed to liabilities in connection with the licensing and enforcement of certain patents and patent rights which could have a material adverse effect on our operating results and financial condition.

In connection with patent licensing activities conducted by certain of our subsidiaries, a court that has ruled unfavorably against us may also impose sanctions or award attorney’s fees, exposing us and our operating subsidiaries to certain material liabilities.

In connection with any of our patent licensing activities, it is possible that a court that has ruled against us may also impose sanctions or award attorney’s fees to defendants, exposing us or our operating subsidiaries to material liabilities, which could materially harm our operating results and our financial condition.

Our patented technologies have an uncertain market value.

Many of our patents and technologies are in the early stages of adoption in the commercial and consumer markets.  Demand for some of these technologies is untested and is subject to fluctuation based upon the rate at which our licensees will adopt our patents and technologies in their products and services.

Risks Related to Our Common Stock

The issuance or sale of shares in the future to raise money or for strategic purposes could reduce the market price of our common stock.

In the future, we may issue securities to raise cash for operations, to pay down then existing indebtedness, as consideration for the acquisition of assets, as consideration for receipt of goods or services, to pay for the development of our Cchek™ platform, to pay for the development of our CAR-T cancer therapeutics and for acquisitions of companies.  We have and in the future may issue securities convertible into our common stock. Any of these events may dilute stockholders' ownership interests in our company and have an adverse impact on the price of our common stock.

In addition, sales of a substantial amount of our common stock in the public market, or the perception that these sales may occur, could reduce the market price of our common stock.  This could also impair our ability to raise additional capital through the sale of our securities.

Any actual or anticipated sales of shares by our stockholders may cause the trading price of our common stock to decline.  The sale of a substantial number of shares of our common stock by our stockholders, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Delaware law and our charter documents contain provisions that could discourage or prevent a potential takeover of our company that might otherwise result in our stockholders receiving a premium over the market price of their shares.

Provisions of Delaware General Corporation Law (“DGCL”) and our certificate of incorporation, as amended (the “Certificate of Incorporation”) and by-laws (“By-Laws”) could make the acquisition of our company by means of a tender offer, proxy contest or otherwise, and the removal of incumbent officers and directors, more difficult.  These provisions include:

•         Section 203 of the DGCL, which prohibits a merger with a 15%-or-greater stockholder, such as a party that has completed a successful tender offer, until three years after that party became a 15%-or-greater stockholder;

•         The authorization in our Certificate of Incorporation of undesignated preferred stock, which could be issued without stockholder approval in a manner designed to prevent or discourage a takeover; and

•         Provisions in our By-Laws regarding stockholders' rights to call a special meeting of stockholders limit such rights to stockholders holding together at least a majority of shares of the Company entitled to vote at the meeting, which could make it more difficult for stockholders to wage a proxy contest for control of our Board of Directors or to vote to repeal any of the anti-takeover provisions contained in our Certificate of Incorporation and By-Laws.

Together, these provisions may make the removal of management more difficult and may discourage transactions that could otherwise involve payment of a premium over prevailing market prices for our common stock.

We may fail to meet market expectations because of fluctuations in quarterly operating results, which could cause the price of our common stock to decline.

Our reported revenues and operating results have fluctuated in the past and may continue to fluctuate significantly from quarter to quarter in the future, specifically as we continue to devote more of our resources towards our Cchek™ diagnostic technology and our CAR-T cancer therapeutics.  It is possible that in future periods, we will have no revenue or, in any event, revenues could fall below the expectations of securities analysts or investors, which could cause the market price of our common stock to decline.  The following are among the factors that could cause our operating results to fluctuate significantly from period to period:

•         clinical trial results relating to our diagnostic technology;

•         pre-clinical testing results relating to our CAR-T cancer therapeutics;

•         progress with regulatory authorities towards the certification/approval of our diagnostic technology or our CAR-T cancer therapeutics;

•         costs related to acquisitions, alliances and licenses.

Biotechnology company stock prices are especially volatile, and this volatility may depress the price of our common stock.

The stock market has experienced significant price and volume fluctuations, and the market prices of biotechnology companies have been highly volatile.  We believe that various factors may cause the market price of our common stock to fluctuate, perhaps substantially, including, among others, the following:

•         announcements of developments in the cancer diagnostic testing industry or in the field of CAR-T therapeutics;

•         developments in relationships with third party vendors and laboratories;

•         announcements of developments in our remaining patent enforcement actions;

•         developments or disputes concerning our patents and other intellectual property;

•         our or our competitors' technological innovations;

•         variations in our quarterly operating results;

•         our failure to meet or exceed securities analysts' expectations of our financial results;

•         a change in financial estimates or securities analysts' recommendations;

•         changes in management's or securities analysts' estimates of our financial performance;

•         announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, capital commitments, new technologies, or patents; and

•         the timing of or our failure to complete significant transactions.

In addition, we believe that fluctuations in our stock price during applicable periods can also be impacted by changes in governmental regulations in the diagnostic testing and drug development industries and/or court rulings and/or other developments in our remaining patent licensing and enforcement actions.  For example, if government regulators no longer allow for the use of diagnostic technology that has not been granted FDA approval (e.g. denying products that have only received CLIA certification), the time and cost to bring our technology to market will increase which will likely have an adverse impact on our stock price.

In the past, companies that have experienced volatility in the market price of their stock have been the objects of securities class action litigation.  If our common stock was the object of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources, which could materially harm our business and financial results.

Our common stock is currently listed on NASDAQ Capital Market, however if our common stock is delisted for any reason, it will become subject to the Commission’s penny stock rules which may make our shares more difficult to sell.

If our common stock is delisted from NASDAQ Capital Market, our common stock will then fit the definition of a penny stock and therefore would be subject to the rules adopted by the Commission regulating broker-dealer practices in connection with transactions in penny stocks.  The Commission rules may have the effect of reducing trading activity in our common stock making it more difficult for investors to sell their shares.  The Commission’s rules require a broker or dealer proposing to effect a transaction in a penny stock to deliver the customer a risk disclosure document that provides certain information prescribed by the SEC, including, but not limited to, the nature and level of risks in the penny stock market.  The broker or dealer must also disclose the aggregate amount of any compensation received or receivable by him in connection with such transaction prior to consummating the transaction.  In addition, the Commission’s rules also require a broker or dealer to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction before completion of the transaction.  The existence of the Commission’s rules may result in a lower trading volume of our common stock and lower trading prices.

We currently have a limited number of unissued shares of common stock authorized for issuance pursuant to our Certificate of Incorporation which will limit our ability to issue shares in a financing transaction, as compensation to our officers, directors, employees or consultants or as consideration in a strategic transaction.

Our Certificate of Incorporation authorizes our Board of Directors to issue up to 24,000,000 shares of common stock. As of the date hereof, there are 16,631,191 shares of common stock issued and outstanding with only 2,278,113 shares available for future issuance. Unless and until we receive stockholder approval to increase the number of shares of common stock that are authorized for issuance (or take another corporate action to increase the number of shares that may be issued under the Certificate of Incorporation), we will be limited in our ability to issue shares of common stock in a financing transaction, as compensation to our officers, directors, employees or consultants or as consideration in a strategic transaction. Such limitation will adversely impact our business.

We do not anticipate declaring any cash dividends on our common stock which may adversely impact the market price of our stock.

We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the near future.  Our current policy is to retain all funds and any earnings for use in the operation and expansion of our business.  If we do not pay dividends, our stock may be less valuable to you because a return on your investment will only occur if our stock price appreciates.

SELLING STOCKHOLDERS

The following table sets forth (a) the name and position or positions with the Company of each Selling Stockholder; (b) the aggregate of (i) the number of shares of Common Stock held by each Selling Stockholder as of the date of this prospectus and (ii) the number of shares issuable upon exercise of options granted to each Selling Stockholder under the 2010 Plan and the Option Agreements that are being registered pursuant to this Registration Statement for resale by each Selling Stockholder as of the date of this prospectus; (c) the number of shares of Common Stock that each Selling Stockholder may offer for sale from time to time pursuant to this prospectus, whether or not such Selling Stockholder has a present intention to do so; and (d) the number of shares of Common Stock to be beneficially owned by each Selling Stockholder following the sale of all shares that may be so offered pursuant to this prospectus, assuming no other change in ownership of Common Stock by such Selling Stockholder after the date of this prospectus. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. To our knowledge, none of our officers and directors have a present intention to offer shares of Common stock for sale, although they retain the right to do so.

Inclusion of an individual’s name in the table below does not constitute an admission that such individual is an “affiliate” of the Company.

Selling Stockholder	Principal Position with the Company (1)	Shares Owned Prior to Resale (2)(3)(4)(5)		Number of Shares Offered for Resale	Shares Beneficially Owned After Resale (5)
		Number	Percent		Number	Percent
Dr. Amit Kumar	President, Chief Executive Officer and Chairman of the Board	1,004,408	5.74%	880,000	124,408	*
Michael J. Catelani	Chief Financial Officer and Chief Operating Officer	250,000	1.48%	250,000	–	*
Lewis H. Titterton Jr.	Director	1,144,544	6.76%	362,400	782,144	4.62%
Bruce F. Johnson	Director	702,817	4.20%	148,000	554,817	3.32%
Dr. John Monahan	Director	118,000	*	118,000	–	*
Richard H. Williams	Director	200,000	1.20%	150,000	50,000	*

*              Less than 1%.

(1)     All positions described are with the Company, unless otherwise indicated.

(2)     The number of shares owned prior to resale by each Selling Stockholder includes (i) shares of Common Stock and (ii) shares issuable upon exercise of options granted to such employees under the 2010 Plan and the Option Agreements that are being registered pursuant to this Registration Statement for resale. Some of these shares may have been sold prior to the date of this prospectus.

(3)     Includes 240,000 shares, 250,000 shares, 224,000 shares, 86,000 shares, 68,000 shares, 100,000 shares and 968,000 shares which Dr. Amit Kumar, Michael J. Catelani, Lewis H. Titterton Jr., Bruce F. Johnson, Dr. John Monahan, Richard H. Williams and all directors and executive officers as a group, respectively, have the right to acquire upon exercise of options granted pursuant to the  2010 Plan.

(4)     Includes 640,000, 86,000, 12,000 and 738,000 shares which Dr. Amit Kumar, Lewis H. Titterton Jr., Bruce F. Johnson and all directors and executive officers as a group, respectively, have the right to acquire pursuant to the Option Agreements with the Company.

(5)     Percentage is computed with reference to 16,631,191 shares of our Common Stock outstanding as of February 13, 2018 and assumes for each Selling Stockholder the sale of all shares offered by that particular Selling Stockholder under this prospectus.

* * *

The Company may supplement this prospectus from time to time as required by the rules of the Commission to include certain information concerning the security ownership of the Selling Stockholders or any new Selling Stockholders, the number of securities offered for resale and the position, office or other material relationship which a Selling Stockholder has had within the past three years with the Company or any of its predecessors or affiliates.

USE OF PROCEEDS

We will not receive any proceeds from the resale of our Common Stock by the Selling Stockholders pursuant to this prospectus.  However, we will receive the exercise price of any Common Stock issued to the Selling Stockholders upon cash exercise by them of their options. We would expect to use these proceeds, if any, for general working capital purposes. We have agreed to pay the expenses of registration of these shares.

PLAN OF DISTRIBUTION

In this section of the prospectus, the term “Selling Stockholder” means and includes:

•	the persons identified in the table above as the Selling Stockholders;

•	those persons whose identities are not known as of the date hereof but may in the future be eligible to receive options under the 2010 Plan; and

•

any of the donees, pledgees, distributees, transferees or other successors in interest of those persons referenced above who may: (a) receive any of the shares of our common stock offered hereby after the date of this prospectus and (b) offer or sell those shares hereunder.

The shares of our Common Stock offered by this prospectus may be sold from time to time directly by the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer such shares through underwriters, brokers, dealers, agents or other intermediaries. The Selling Stockholders as of the date of this prospectus have advised us that there were no underwriting or distribution arrangements entered into with respect to the Common Stock offered hereby. The distribution of the Common Stock by the Selling Stockholders may be effected: in one or more transactions that may take place on The NASDAQ Capital Market (including one or more block transaction) through customary brokerage channels, either through brokers acting as agents for the Selling Stockholders, or through market makers, dealers or underwriters acting as principals who may resell these shares on The NASDAQ Capital Market; in privately-negotiated sales; by a combination of such methods; or by other means. These transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with sales of our Common Stock.

The Selling Stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares of our Common Stock in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders also may sell shares short and redeliver the shares to close out such short positions. The Selling Stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of shares of our Common Stock. The broker-dealer may then resell or otherwise transfer such shares of Common Stock pursuant to this prospectus.

The Selling Stockholders also may lend or pledge shares of our Common Stock to a broker-dealer. The broker-dealer may sell the shares of Common Stock so lent, or upon a default the broker-dealer may sell the pledged shares of Common Stock pursuant to this prospectus. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

The Selling Stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares of Common Stock the Selling Stockholders.

Although the shares of Common Stock covered by this prospectus are not currently being underwritten, the Selling Stockholders or their underwriters, brokers, dealers or other agents or other intermediaries, if any, that may participate with the selling security holders in any offering or distribution of Common Stock may be deemed “underwriters” within the meaning of the Securities Act and any profits realized or commissions received by them may be deemed underwriting compensation thereunder.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of the Common Stock offered hereby may not simultaneously engage in market making activities with respect to the Common Stock for a period of up to five days preceding such distribution. The Selling Stockholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales by the Selling Stockholders.

In order to comply with certain state securities or blue sky laws and regulations, if applicable, the Common Stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Common Stock may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

We will bear all costs, expenses and fees in connection with the registration of the Common Stock offered hereby. However, the Selling Stockholders will bear any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the shares of Common Stock offered pursuant to this prospectus. We have agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act, or to contribute to payments to which any of those security holders may be required to make in respect thereof.

There can be no assurance that the Selling Stockholders will sell any or all of the securities offered by them hereby.

LEGAL MATTERS

The validity of the securities being offered herein has been passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The consolidated financial statements of ITUS Corporation and subsidiaries as of October 31, 2017 and 2016, and for each of the years in the two-year period ended October 31, 2017, have been included in the registration statement in reliance upon the report of Haskell & White LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES LAWS VIOLATIONS

Section 145 of the DGCL inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. We maintain policies insuring our officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase or redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

Article XIII of the Bylaws of the Company contains provisions which are designed to provide mandatory indemnification of directors and officers of the Company to the full extent permitted by law, as now in effect or later amended. The Bylaws further provide that, if and to the extent required by the DGCL, an advance payment of expenses to a director or officer of the Company that is entitled to indemnification will only be made upon delivery to the Company of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification.

            You should rely only on the information contained in this document.  We have not authorized anyone to provide you with information that is different.  This document may only be used where it is legal to sell these securities.  The information in this document may only be accurate on the date of this document.

            Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations.  The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock.  These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

ITUS CORPORATION

1,908,400 Shares of

Common Stock

_______________

PROSPECTUS

________________

February 14, 2018

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.	Incorporation of Documents by Reference

We are “incorporating by reference” in this prospectus certain documents we file with the Commission, which means that we can disclose important information to you by referring you to those documents.  The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the Commission and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.  We have filed or may file the following documents with the Commission and they are incorporated herein by reference as of their respective dates of filing.

(i)     our Annual Report on Form 10-K for the fiscal year ended October 31, 2017;

(ii)   our Current Reports on Form 8-K dated November 17, 2017, November 17, 2017, November 22, 2017, December 12, 2017 and January 23, 2018;

(iii) our Definitive Proxy Statements on Schedule 14A filed on August 8, 2017 and February 12, 2018; and

(iv) the description of our Common Stock contained in our Current Report on Form 8-K filed on March 31, 2014 and as it may further be amended from time to time.

All documents that we filed with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this prospectus that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. None of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K or any corresponding information, either furnished under Item 9.01 or included as an exhibit therein, that we may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this prospectus, except as otherwise expressly set forth in the relevant document. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

You may requests, orally or in writing, a copy of these documents, which will be provided to you at no cost (other than exhibits, unless such exhibits are specifically incorporate by reference), by contacting Dr. Amit Kumar, c/o ITUS Corporation, at 3150 Almaden Expressway, Suite 250, San Jose, CA 95118. Our telephone number is (408) 708-9808. Information about us is also available at our website at http://www.ITUScorp.com. However, the information in our website is not a part of this prospectus and is not incorporated by reference.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Officers and Directors.

 Under Section 145 of the DGCL, a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorney's fees), as well as judgments, fines and settlements, actually and reasonably incurred in connection with the defense of any action, suit or proceeding (other than an action by or in the right of the corporation) in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation for negligence or misconduct in the performance of his/her duty to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase or redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

Article XIII of the bylaws of the Company contains provisions which are designed to provide mandatory indemnification of directors and officers of the Company to the full extent permitted by law, as now in effect or later amended. The bylaws further provide that, if and to the extent required by the DGCL, an advance payment of expenses to a director or officer of the Company that is entitled to indemnification will only be made upon delivery to the Company of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

The following exhibits are filed with this Registration Statement.

Number	Description
4.1	2010 Share Incentive Plan. (Incorporated by reference to Exhibit 10.1 to our Form 8-K, dated July 20, 2010.)
4.2	Amendment No. 1 to the 2010 Share Incentive Plan. (Incorporated by reference to Exhibit 10.1 to our Form 8-K, dated July 7, 2011.)
4.3	Amendment No. 2 to the 2010 Share Incentive Plan. (Incorporated by reference to Exhibit 10.1 to our Form 8-K, dated September 5, 2012.)
4.4	Amendment No. 3 to the 2010 Share Incentive Plan (Incorporated by reference to Exhibit 10.1 to our Form 10-Q for the fiscal quarter ended January 31, 2014.)
4.5	Form of Time Based Stock Option Award Agreement (Incorporated by reference to Exhibit 4.13 to our Form S-8 dated October 12, 2012.)
4.6	Form of Time Based Stock Option Award Agreement (Incorporated by reference to Exhibit 4.14 to our Form S-8 dated October 12, 2012.)
4.7

Form of Performance Based Stock Option Award Agreement (Portions of Section 12 of this exhibit have been redacted and filed separately with the Commission in accordance with a request for confidential treatment, dated October 12, 2012, pursuant to Rule 406 under the Securities Act of 1933, as amended.) (Incorporated by reference to Exhibit 4.15 to our Form S-8 dated October 12, 2012.)

4.8	Form of Stock Option Agreement under the 2010 Share Incentive Plan (time based vesting for employee participants). (Incorporated by reference to Exhibit 4.16 to our Form S-8 dated October 12, 2012.)
4.9	Form of Stock Option Agreement under the 2010 Share Incentive Plan (for employee participants). (Incorporated by reference to Exhibit 10.2 to our Form 8-K dated July 20, 2010.)
4.10	Form of Stock Option Agreement under the 2010 Share Incentive Plan (for director participants). (Incorporated by reference to Exhibit 10.3 to our Form 8-K dated July 20, 2010.)
4.11	Form of Stock Award Agreement under the 2010 Share Incentive Plan. (Incorporated by reference to Exhibit 10.4 to our Form 8-K dated July 20, 2010.)
4.12	Form of Time Based Stock Option Award Agreement (Incorporated by reference to Exhibit 4.21 to our Form S-8 dated March 3, 2015)
5.1	Opinion of Ellenoff Grossman & Schole LLP (Filed herewith)
23.1	Consent of Haskell & White LLP. (Filed herewith.)
23.2	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)
24	Powers of Attorney (included on signature page)

Item 9.	Undertakings.

(a)           The undersigned registrant hereby undertakes:

                (1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

                                (i)            To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                (2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                (4)           That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                (5)           That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (6)           That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (7)           To respond to requests for information that is incorporated by reference into the joint proxy statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                (8)           To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on February 14, 2018.

ITUS CORPORATION

By:	/s/ Dr. Amit Kumar
Dr. Amit Kumar
President and Chief Executive Officer

POWER OF ATTORNEY

 KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dr. Amit Kumar his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Dr. Amit Kumar	February 14, 2018
Dr. Amit Kumar
President, Chief Executive Officer, and Chairman of the Board
(Principal Executive Officer)

By:	/s/ Michael J. Catelani	February 14, 2018
Michael J. Catelani
Chief Financial Officer and Chief Operating Officer
(Principal Financial and Accounting Officer)

By:	/s/ Lewis H. Titterton Jr.	February 14, 2018
Lewis H. Titterton Jr.
Director

By:	/s/ Dr. John Monahan	February 14, 2018
Dr. John Monahan
Director

By:	/s/ Richard H. Williams	February 14, 2018
Richard H. Williams
Director

By:	/s/ Bruce F. Johnson	February 14, 2018
Bruce F. Johnson
Director